Moto Photo, Inc. and Subsidiaries
Exhibit 11 - Computation of Per Share Earnings


                                    Three         Three      Nine Months  Nine Months
                                    Months       Months         Ended        Ended
                                    Ended         Ended        Sep 30,      Sep 30,
                                   Sep 30,       Sep 30,        1996          1995
                                     1996         1995

PRIMARY                           7,785,973     7,785,973     7,785,973    7,653,980
Average Shares outstanding
Net effect of dilutive common
equivalents --
   based on the treasury stock
method using
   average market price              (B)           (B)           (B)          (B)

TOTAL                             7,785,973     7,785,973     7,785,973    7,653,980




Net Income (Loss)                $  653,286    $  180,245    $  668,119   $ (154,064)
Adjustment to Income Applicable
  to Common                                 0             0             0      673,219
Less Preferred Stock dividend
  requirements                        (72,154)      (73,177)     (217,477)    (234,350)

Net Loss applicable  to Common
Stock                               581,132       107,068       450,642      284,805

Per share amount                 $     0.07    $     0.01    $     0.06   $     0.04



FULLY DILUTED
Average shares outstanding        7,785,973     7,785,973     7,785,973    7,653,980
Net effect of dilutive common
   stock equivalents -- based
   on the
treasury
   stock method using the
quarter - end market
   price, if higher than average
   market price.                         (B)       (B)           (B)           (B)
Assumed conversion of Series G.
   Convertible preferred shares   6,093,723     5,732,758     7,214,323    5,516,406

TOTAL                            13,879,696    13,518,731    15,000,296   13,170,386




Net Income (Loss)
Pref Series E, F & G Previously
  Accreted Dividends             $  653,286    $  180,245    $  668,119   $ (154,064)
Pref $1.20 Previously Accredited
  Dividends                       1,183,530     1,342,026     1,183,530    1,342,026
Fully Diluted Net Income (Loss)           0             0             0      673,219

                                  1,836,816     1,522,271     1,851,649    1,861,181
Per share amount                 $     0.13    $     0.11    $     0.12   $     0.14







(A) The effects of conversion of common stock equivalents to common stock are antidilutive to the earnings per share calculations

(B)  Less than 3%